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Exhibit 99.(a)(1)(E)

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

    If you previously elected to accept MIPS Technologies, Inc.'s Offer to Exchange, and you would like to change your election and reject the Offer, you must sign this Notice and return it to Human Resources, Attention Trish Leeper of MIPS Technologies, Inc. ("MIPS") before 9:00 p.m., Pacific Standard Time, on November 15, 2001, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to Human Resources, Attention Trish Leeper at MIPS' corporate offices in Mountain View, California or facsimile at (650) 567-5154. Notices returned via e-mail or facsimile also will be accepted, provided originals are received by November 22, 2001. Please email your Notice to trish@mips.com. If you have questions regarding the process for returning this Notice, please contact Human Resources, Attention Trish Leeper via email at trish@mips.com or by telephone at (650) 567-5075.

To MIPS:

    I previously received a copy of the Offer to Exchange (dated October 18, 2001), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to accept MIPS' Offer to Exchange. I now wish to change that election, and reject MIPS' Offer to Exchange. I understand that by signing this Notice and delivering it to Human Resources, I will be able to withdraw my acceptance of the Offer, and reject the Offer to Exchange instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

    I understand that in order to reject the Offer, I must sign and deliver this Notice to Human Resources before 9:00 p.m., Pacific Standard Time, on November 15, 2001, or if MIPS extends the deadline to exchange options, before the extended expiration of the Offer.

    By rejecting the Offer to Exchange, I understand that I will not receive any Replacement Options, and I will keep my Eligible Options as listed on my personal E*Trade option report. These options will continue to be governed by the stock option plan under which these options were granted and the existing option agreements between MIPS and me.

    I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

    I do not accept the offer to exchange options.

Optionee Signature		Date:
Name:	(Please print)

MIPS hereby agrees and accepts this Notice of Change in Election from Accept to Reject, and such acceptance shall be binding on MIPS' successors, assigns and legal representatives:

MIPS TECHNOLOGIES, INC.
By:	Date:
Title:

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  Exhibit 99.(a)(1)(E)
NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT